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                    THIRD RESTATED ARTICLES OF INCORPORATION
                                       OF
                                 US UNWIRED INC.

     US UNWIRED INC., a Louisiana corporation (the "Corporation"), hereby certifies, through its undersigned officers:

     (1) These Third Restated Articles of Incorporation accurately copy the Second Restated Articles of Incorporation of US Unwired Inc. and all subsequent amendments in effect as of the date of these Third Restated Articles of Incorporation without substantive change, except as made by the new amendments referred to in (4) below.

     (2) The original Articles of Incorporation and each amendment thereto, the First Restated Articles of Incorporation and each amendment thereto, and the Second Restated Articles of Incorporation and each amendment thereto, including the new amendments set forth hereinbelow in (4), have been effected in conformity with law.

     (3) The Corporation's date of incorporation was September 23, 1999; the date of its First Restated Articles of Incorporation was February 1, 2001; the date of its Second Restated Articles of Incorporation was April 1, 2002; and the date of these Third Restated Articles of Incorporation is April 23, 2002.

     (4) These Third Restated Articles of Incorporation contain new amendments that were adopted at a meeting of the shareholders of US Unwired Inc. held pursuant to notice on April 23, 2002, at which meeting holders of 70,279,683 shares of common stock, the only class of capital stock outstanding on the date of the meeting, were present in person or by proxy, with holders of 57,482,907 shares of common stock voting in favor of such amendments (which vote in favor constituted 81.8% of the voting power of the common stock present at the meeting), holders of 6,769,740 shares voting against such amendments, and holders of 6,027,036 shares abstaining or otherwise not voting. Such new amendments are as follows:

          (A) Article III, Section A of the articles of incorporation as in existence before the new amendments ("Old Articles") is amended to read in its entirety as Article III, Section A is reproduced in (5) below.

          (B) Article III, Section B of the Old Articles is amended to read in its entirety as Article III, Section B is reproduced in (5) below.

          (C) Article III, Section C of the Old Articles is amended to read in its entirety as Article III, Section C is reproduced in (5)
               below.
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          (D)  Article IV of the Old Articles is amended to read in its entirety as Article IV is reproduced in (5) below.

          (E) Article V, Section A of the Old Articles is amended to read in its entirety as Article V, Section A is reproduced in (5) below.

          (F) Article V, Section B of the Old Articles is amended to read in its entirety as Article V, Section B is reproduced in (5) below.

          (G) Article VI of the Old Articles is amended to read in its entirety as Article VI is reproduced in (5) below.

          (H) Article VIII of the Old Articles is amended to read in its entirety as Article VIII is reproduced in (5) below.

          (I) Article IX of the Old Articles is amended to read in its entirety as Article IX is reproduced in (5) below.

     (5) The Corporation's Third Restated Articles of Incorporation are as follows:

                                    Article I
                                 Name; Duration

                         The name of the Corporation is:

                                 US Unwired Inc.

     Its duration is perpetual.

                                   Article II
                                     Purpose

     The purpose of the Corporation is to engage in any lawful activity for which corporations may be formed under the Louisiana Business Corporation Law ("LBCL").

                                   Article III
                        Capital Stock: General Provisions

     A. Authorized Stock. The Corporation has the authority to issue one billion shares of capital stock, of which eight hundred million are shares of Common Stock, par value $.0l per share, and two hundred million are shares of Preferred Stock having no par value. The Corporation previously had authority to issue (among other shares) five hundred million shares of Class A Common Stock, par value $.01 per share, and three hundred million shares of Class B Common Stock, par value $.01 per share. By virtue of an amendment to this Article III, Section A, each share of Class B Common Stock that was issued and outstanding at the time of such amendment was reclassified into one share of Class A Common Stock, and all outstanding shares

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of Class A Common Stock, including those issued in connection with such reclassification, were renamed "Common Stock" (without class designation).

     B. Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors has authority to amend these Articles from time to time to fix the preferences, limitations and relative rights of any series of Preferred Stock, and to establish, and fix variations in relative rights as between or among series of Preferred Stock (collectively, "Preferred Stock Terms"). The Preferred Stock Terms so established may be amended from time to time by the Board of Directors, subject only to any approval of the holders of any series of Preferred Stock that may be required by these Articles or by the LBCL notwithstanding the provisions of these Articles. Preferred Stock shall have such voting rights as are required by the LBCL and as may be conferred by the Preferred Stock Terms.

     C. Redemption of Disqualified Holders.

          (1) Except as may otherwise be expressly provided in these Articles with respect to any series of Preferred Stock by the applicable Preferred Stock Terms, the Corporation may at any time redeem shares of its capital stock from any Disqualified Holder or Holders to the extent that the ownership thereof (i) would constitute a violation of Section 310 of the Communications Act of 1934, as such Act has been and may be further amended, or any similar or successor federal law or regulation (a "Violation"); or (ii) would prevent the Corporation or any subsidiary from holding, or materially delay it or any subsidiary in obtaining, any governmental license or franchise necessary to conduct any material portion of the Corporation's Business, or materially increase the Corporation's or any subsidiary's cost of obtaining or operating under any such license or franchise (a "Prevention").

          (2) The terms and conditions of any such redemption shall be as follows:

               (i) The number of shares to be redeemed shall be (a) the minimum number required, in the opinion of the Board of Directors, to remove the Violation or Prevention, as the case may be, plus (b) in the discretion of the Board of Directors, any number of additional shares up to 15% of the number calculated pursuant to clause (a);

               (ii) The redemption price shall be the Fair Market Value of the Redeemed Shares;

               (iii) The redemption price shall be paid in cash, Redemption Securities, or any combination thereof, as determined by the Board of Directors;

               (iv) The shares to be redeemed shall be selected in such manner as shall be determined by the Board of Directors, which may include selection first of the most recently purchased shares thereof, selection by lot, or selection in any other manner determined by the Board of Directors;

               (v) at least 20 days' written notice of the Redemption Date shall be given to the record holders of the shares selected to be redeemed; provided, however, that only 10 days' written notice of the Redemption Date shall be given to record holders if the cash or

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          Redemption Securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them on and after the Redemption Date upon surrender of the stock certificates for their shares to be redeemed; and

               (vi) from and after the Redemption Date, any and all rights of whatever nature (including without limitation any rights to vote or participate in dividends declared on stock of the same class or series as such shares) with respect to the shares selected for redemption shall cease and terminate and such Disqualified Holders thenceforth shall be entitled only to receive the cash or Redemption Securities payable upon redemption.

     The Board of Directors may impose other terms and conditions not inconsistent with the foregoing.

     (3) For purposes of this Article III, Section C:

          (i) "Business" means the wireless communications business including (but without limitation) cellular, paging and personal communications service. The foregoing description does not limit the generality of Article II.

          (ii) "Disqualified Holder" means any holder of capital stock of the Corporation whose holding of such stock, either individually or when taken together with the holding of capital stock of the Corporation by any other holder or holders, would, in the opinion of the Board of Directors, be a Violation or a Prevention.

          (iii) "Fair Market Value" of a share of the Corporation's stock of any class or series means the average of the closing prices for such a share on its principal trading market for each of the ten trading days ending on the day preceding the day on which notice of redemption shall be given; provided, however, that if shares of stock of such class or series are not traded on any securities exchange registered under the Securities Exchange Act of 1934 and are not quoted in the NASDAQ National Market, "Fair Market Value" shall be the fair market value as of such day as determined by the Board of Directors in good faith.

          (iv) "Redemption Date" means the date fixed by the Board of Directors for the redemption of shares pursuant to this Article III, Section C.

          (v) "Redemption Securities" means any debt or equity securities of the Corporation, any of its subsidiaries or affiliates or any other entity, or any combination thereof, having such terms and conditions as shall be approved by the Board of Directors and which, together with any cash to be paid as part of the redemption price, in the opinion of any nationally recognized investment banking firm selected by the Board of Directors (which may be a firm which provides other investment banking, brokerage or other services to the Corporation), has a value, at the time notice of redemption is given, at least equal to the redemption price required to be paid.

     (4) The Corporation may assign in whole or in part its redemption rights under this Article III, Section C to any third party, in whose hands such rights shall become an

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option to purchase the shares on the same terms and conditions as the
Corporation's right of redemption.

     (5) Notices of redemption shall be deemed to have been given at the time deposited in the United States mail, certified or registered with return receipt requested, properly addressed to the addresses on the books of the Corporation and postage prepaid. Time periods that run from such notices shall commence on the first day after notice is given.

     D. No Preemptive Rights. Shareholders shall not have any preemptive rights.

[NOTICE: FORMER ARTICLE III(F) IS NOW ARTICLE III(C). The former provisions of
Article III(F) ("Redemption of Disqualified Holders"), permitting the Corporation to redeem, or its assignee to repurchase, shares of its capital stock from any shareholder under specified circumstances, are now in Article III(C) ("Redemption of Disqualified Holders") of these Third Restated Articles of Incorporation. This Notice is for the convenient reference of persons who have been referred to Article III(F) by a legend on the Corporation's stock certificate. This Notice does not constitute a part of these Third Restated Articles of Incorporation.]

                                   Article IV
                                    Directors

     A. Number. The number of directors constituting the full Board of Directors (the "Whole Board") shall be the greater of (a) three; (b) the number set forth in the By-Laws of the Corporation from time to time (but no decrease in such number shall shorten the term of an incumbent director); and (c) the number that is two times the sum of (i) one, plus (ii) the number of directors which Preferred Stock is entitled to elect ("Preferred Directors").

     B. Quorum; Voting. A quorum of directors shall consist of a majority of the Whole Board. The acts of a majority of the Whole Board shall be the acts of the Board of Directors except as expressly otherwise provided in these Articles.

     C. Proxies. Any director who is absent from a meeting of the Board of Directors or any committee thereof may be represented by any other director, who may cast the vote of the absent director according to the written instructions, general or special, of the absent director.

     D. Classification. The Board of Directors other than Preferred Directors, who shall be elected and serve in accordance with the Preferred Stock Terms, shall be divided, with respect to the time during which they shall hold office, into three classes as nearly equal in number as possible, with the initial term of office of the Class I directors expiring at the annual meeting of shareholders to be held in 2004, of the Class II directors expiring at the annual meeting of shareholders to be held in 2002, and of the Class III directors expiring at the annual meeting of shareholders to be held in 2003, with all such directors to hold office until their successors are elected and qualified. Any increase or decrease in the number of directors shall be apportioned by the Board of Directors so that all classes of directors shall be as nearly equal as possible. At each annual meeting of shareholders, directors chosen to succeed those whose terms then expire

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shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election and until their successors are duly elected and qualified.

     E. Vacancies. Any vacancy on the Board of Directors (including any vacancy resulting from an increase in the authorized number of directors, from the removal of a director or from a failure of the shareholders to elect the full number of authorized directors) may be filled as follows: if the vacant position is that of a Preferred Director, the vacancy may be filled as provided in the Preferred Stock Terms; and if the vacant position is other than that of a Preferred Director, the vacancy may be filled only by vote of a majority of the remaining directors who are not Preferred Directors, whether or not constituting a quorum of the Whole Board, or, if such remaining directors have not acted within 90 days following the occurrence of such vacancy, by the holders of Common Stock at any annual or special meeting of shareholders the notice of which expressly states that filling a vacancy in the Board of Directors is to be considered at the meeting.

     F. Removal. A director, other than a Preferred Director, may be removed at any time, but only (i) if there exists cause for such removal and such removal is approved by the vote of holders of 80% of the total voting power of the Corporation, with all classes and series voting together as if a single class, at a special meeting the notice of which specifies removal as a purpose thereof and generally describes the cause therefor, or (ii) if a majority of the Whole Board determines that the office of such director should be declared vacant pursuant to Section 81(C)(2) of the LBCL (or any successor provisions). A Preferred Director may be removed only as provided in the Preferred Stock Terms.

                                    Article V
                    Limitation of Liability; Indemnification

     A. Limitation of Liability. No director or officer of the Corporation shall be liable to the Corporation or to its shareholders for monetary damages for breach of his or her fiduciary duty as a director or officer, provided that the foregoing provision shall not eliminate or limit the liability of a director of officer for (1) any breach of the director's or officer's duty of loyalty to the Corporation or its shareholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) liability for unlawful distributions of the Corporation's assets to, or redemption or repurchase of the Corporation's shares from, shareholders of the Corporation, under and to the extent provided in Section 92(D) of the LBCL; or
(4) any transaction from which the director or officer derived an improper personal benefit.

     B. Authorization of Further Actions. The Board of Directors may (1) cause the Corporation to enter into contracts with its directors and officers providing for the limitation of liability set forth in this Article to the full extent permitted by law, (2) adopt By-Laws or resolutions, or cause the Corporation to enter into contracts, providing for indemnification of directors and officers and other persons (including, without limitation, directors and officers of the Corporation's direct and indirect subsidiaries) to the full extent permitted by law, and (3) cause the Corporation to exercise the powers set forth in Section 83(F) of the LBCL (or any successor provisions), notwithstanding that some or all of the members of the Board of Directors

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acting with respect to the foregoing may be parties to such contracts or beneficiaries of such By-Laws or resolutions or the exercise of such powers.

     C. Subsidiaries. The Board of Directors may cause the Corporation to approve for its direct and indirect subsidiaries limitation of liability and indemnification provisions comparable to the foregoing, notwithstanding that some or all of the directors of the Corporation are also directors or officers of such subsidiaries.

     D. Amendment of Article V. Any amendment or repeal of this Article shall not adversely affect any elimination or limitation of liability or any right to indemnification under this Article with respect to any action or inaction occurring prior to the time of such amendment or repeal.

                                   Article VI
                            Meetings of Shareholders

     A. Special Meetings. Special meetings of shareholders, for any purpose or purposes, may be called in any manner set forth in the By-Laws that is not inconsistent with the following sentence or, if the meeting involves only holders of Preferred Stock, in the applicable Preferred Stock Terms. In addition, at any time, upon the written request of any shareholder or group of shareholders holding in the aggregate at least (i) 80% of the total voting power of any series or class, the Secretary of the Corporation shall call a special meeting of shareholders of such series or class, or (ii) 80% of the total voting power of the Corporation, the Secretary of the Corporation shall call a special meeting of all shareholders of the Corporation. Any such special meeting called in accordance with the preceding sentence shall be held at the registered office of the Corporation at such time as the Secretary may fix, not less than 15 nor more than 60 days after the receipt of said request, and if the Secretary shall neglect or refuse to fix such time or to give notice of the meeting, the shareholder or shareholders making the request may do so. Such requests must state the specific purpose or purposes of the proposed special meeting, and the business to be conducted thereat shall be limited to such purpose or purposes. Except as set forth in this Article VI, shareholders of the Corporation shall not have the right to call or have called special meetings of the shareholders.

     B. Written Consents. Except as may be permitted for any series of Preferred Stock, acting by itself or with any other series of Preferred Stock (but not with the Common Stock), by the applicable Preferred Stock Terms, shareholders of the Corporation shall not act by written consent in lieu of a meeting of the shareholders unless such written consent is signed by the holders of all of the voting power on the question.

     C. Quorum. Except as may otherwise be provided with respect to any series of Preferred Stock by the applicable Preferred Stock Terms, a majority of the voting power of the Common Stock or any series of Preferred Stock shall constitute a quorum with respect to any matter requiring a vote of such Common Stock or series of Preferred Stock. A majority of the voting power of any classes and/or series entitled to vote together as if a single class shall constitute a quorum with respect to any matter requiring a vote of any such classes and/or series voting as if a single class.

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                                   Article VII
                                    Reversion

     Cash, property or share dividends, shares issuable to shareholders in connection with a reclassification of stock, and the redemption price of redeemed shares, that are not claimed by the shareholders entitled thereto within one year after the dividend or redemption price became payable or the shares became issuable, despite reasonable efforts by the Corporation to pay the dividend or redemption price or deliver the certificates for the shares to such shareholders within such time, shall, at the expiration of such time, revert in full ownership to the Corporation, and the Corporation's obligation to pay such dividend or redemption price or issue such shares, as the case may be, shall thereupon cease; provided, however, that the Board of Directors may, at any time, for any reason satisfactory to it, but need not, authorize (1) payment of the amount of any cash or property dividend or redemption price or (2) issuance of any shares, ownership of which has reverted to the Corporation pursuant to this Article, to the person or entity who or which would be entitled thereto had such reversion not occurred.

                                  Article VIII
                                     By-Laws

     A. Adoption, Amendment and Repeal. By-Laws of the Corporation may be adopted, changed, amended or repealed only as provided in this Article VIII, Section A. By-Laws of the Corporation may be adopted only by the Board of Directors, and may be changed, amended or repealed by the Board of Directors, subject to any power granted by the LBCL to shareholders to change or repeal any such By-Laws. Any such power of the shareholders shall not be exercised by the vote provided for in Section 75(I) of the LBCL (or any successor provisions), but rather may only be exercised by the affirmative vote of holders of not less than 80% (85% in the case of a "Protected Amendment" as defined in Article IX, Section A) of the total voting power, with all classes and series voting together as if a single class, at any annual or special meeting of shareholders, the notice of which expressly states that the proposed change or repeal is to be considered at the meeting.

     B. New Matters. Any purported change or amendment to the By-Laws which would add thereto a matter not covered in the By-Laws prior to such purported change or amendment shall be deemed to constitute the adoption of a By-Law provision and not a change or amendment to the By-Laws.

                                   Article IX
                 Vote on Certain Transactions and Amendments to
                            Articles of Incorporation

     A. Vote Required for Shareholder Action. If the Board of Directors has in advance approved and/or recommended any proposal presented to the shareholders, including but not limited to a proposal to approve a merger, consolidation, share exchange, disposition of all or substantially all of the Corporation's assets, dissolution or any amendment to these Articles (including, without limitation, any "Protected Amendment" (defined below)), by the affirmative

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vote of two-thirds of the Whole Board, then, in addition to any other vote required by these Articles or by the LBCL notwithstanding the provisions of these Articles, the affirmative vote of holders of a majority of the voting power present, with all classes and series voting together as if a single class, shall be required to approve such proposal. Otherwise, the affirmative vote of holders of at least 66 2/3% of the total voting power, with all classes and series voting together as if a single class, shall be required to constitute shareholder approval of such proposal in addition to any other vote required by these Articles or by the LBCL notwithstanding the provisions of these Articles, provided, however, that (i) the vote required to adopt or approve any Protected Amendment that has not been approved and/or recommended in advance by the Board of Directors as specified in the first sentence of this Article IX, Section A is the affirmative vote of holders of at least 85% of the total voting power, with all classes and series voting together as if a single class, at an annual or special meeting the notice of which contains the proposed amendment, alteration, repeal or adoption, in addition to any other vote required by these Articles or by the LBCL notwithstanding the provisions of these Articles, and (ii) the vote required to adopt or approve any other amendment to these Articles that has not been approved and/or recommended in advance by the Board of Directors as specified in the first sentence of this Article IX, Section A is the affirmative vote of holders of at least 75% of the total voting power, with all classes and series voting together as if a single class, at an annual or special meeting the notice of which contains the proposed amendment in addition to any other vote required by these Articles or by the LBCL notwithstanding the provisions of these Articles. A "Protected Amendment" is any proposed amendment, alteration or repeal of, or the adoption of any provision of these Articles or the By-Laws that is inconsistent with: (i) Article IV, Article VI, Article VIII, or Article IX of these Articles; (ii) any provision of these Articles or of the By-Laws that (a) provides that specified action requires the vote or participation of more than a majority of a specified constituency or of two or more constituencies voting together as if one (other than a constituency or constituencies consisting solely of Preferred Stock), or (b) specifically provides for a vote of directors required to constitute action by the Board of Directors that is greater than a majority of a quorum of the Board of Directors; or (iii) any Shareholder Rights Plan that has been or may be adopted by the Board of Directors. If a special vote of any class or series of shares is required under Section 31(C) of the LBCL (or any successor provisions) to amend these Articles, the requisite vote of that class or series shall be the affirmative vote of holders of at least a majority of the voting power present of such class or series or such other vote as may be required in the provisions of these Articles relating to such class or series.

     B. Business Combinations and Control Share Acquisitions. The provisions of Sections 132 through 134 of the LBCL (or any successor provisions) shall not apply to the Corporation. The provisions of Sections 135 through 140.2 of the LBCL (or any successor provisions) shall not apply to control share acquisitions of shares of the Corporation.

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     IN WITNESS WHEREOF, these Third Restated Articles of Incorporation are executed in the Corporation's behalf on this _____ day of ___________, 2002.

                                 US UNWIRED INC.


                                 By:
                                    -----------------------------------------
                                      Robert W. Piper
                                      President and Chief Executive Officer

                                 By:
                                    -----------------------------------------
                                      Thomas G. Henning
                                      Secretary

STATE OF LOUISIANA

PARISH OF CALCASIEU

     BEFORE ME, the undersigned authority, personally appeared ROBERT W. PIPER, to me known to be the President and Chief Executive Officer of US Unwired Inc. and the person who executed the foregoing Third Restated Articles of Incorporation in such capacity, and who, being duly sworn, acknowledged in my presence and in the presence of the undersigned witnesses that he was authorized to and did execute that instrument in such capacity for the said corporation, as his and its free act and deed.

     IN WITNESS WHEREOF, the appearer and witnesses and I have hereunto affixed our signatures on this ______ day of ___________, 2002.

          WITNESSES:

------------------------------              -----------------------------
                                            Robert W. Piper

------------------------------


                          -----------------------------
                                  Notary Public

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